N E W S R E L E A S E

Contact: Mark Lindsay
Director, Public Communications and Strategy
UnitedHealth Group
952-992-4297

(For immediate release)

UNITEDHEALTH GROUP BOARD OF DIRECTORS INITIATES ADDITIONAL
GOVERNANCE, COMPENSATION CHANGES

Minneapolis (May 1, 2006) – The Board of Directors of UnitedHealth Group Incorporated (NYSE: UNH) announced today the adoption of a number of changes to the company’s governance and its executive and Board compensation structure. These changes build on compensation reforms the Board began taking in 2002.

While recognizing that the company’s exceptional long-term performance has driven unanticipated compensation levels, today the Board:

• Discontinued equity-based awards for the company’s most senior and longest tenured executives, including William W. McGuire, M.D., chairman and CEO; and Stephen J. Hemsley, president and COO;

• Eliminated severance compensation in connection with change-in-control transactions for the most senior executives;

• Capped Supplemental Retirement Plan benefits for executive officers;

• Eliminated perquisites such as life insurance and disability premium payments and reimbursement for personal use of corporate aircraft for certain executive officers;

• Eliminated company-funded post-retirement health insurance for Dr. McGuire and Mr. Hemsley;

• Established the Annual Shareholder Meeting as the grant date for stock options for existing employees (Option grants for new hires will coincide with date of service and promotion grants will coincide with regularly scheduled Compensation Committee meetings.);

• Set guidelines to further moderate the overall level of equity-based compensation. For those who continue to receive equity grants, the Compensation Committee of the Board will be mindful of the potential dollar value of such grants;

• Reduced Board compensation by 40 percent immediately, following an earlier reduction of 20 percent in 2005; and

• Established a Public Responsibility Committee of the Board. The Committee will focus on all dimensions of UnitedHealth Group’s corporate social responsibility.

The Board underscored that the company’s general compensation philosophy for all UnitedHealth Group employees will continue to emphasize the relationship between pay and performance and the alignment of employee and shareholder interests through equity-based incentive programs. This approach provides an incentive for all employees of the company to drive innovation and create the highest quality products and services for customers and continue to build value for shareholders.

Gail A. Wilensky, Ph.D., chairperson of the Board committee that oversees governance, said, “Today’s actions are significant steps in moving the company toward best practices in corporate governance and compensation matters. These actions will continue to ensure that compensation is fully aligned with the interests of our shareholders, and continues to enable us to attract and retain top-performing people.”

William C. Ballard, Jr., co-lead director, said, “UnitedHealth Group’s philosophy has always emphasized performance-based compensation. Over time, however, the company’s extraordinary financial performance has driven exceptional equity gains, which have overshadowed the pace of the reform efforts we began in 2002. Today’s strong steps continue the company’s efforts to achieve the highest standards of disclosure, transparency and corporate governance.”

William W. McGuire, M.D., chairman and CEO of UnitedHealth Group said, “Today’s decisive actions by UnitedHealth Group’s Board of Directors are a clear indication of the company’s commitment to good corporate governance, exceptional performance and integrity.”

As previously announced, in its meeting on April 26, 2006, the Board:

• Agreed that it will recommend that shareholders vote at the 2007 Annual Meeting to amend the company’s articles of incorporation to declassify its Board of Directors and remove supermajority approval requirements;

• Implemented share ownership guidelines for officers and directors;

• Implemented a requirement that all members of the Audit Committee be financial experts;

• Limited the number of boards of directors on which its directors may serve to six;

•	Appointed co-presiding lead directors for executive sessions; and

•	Required all directors to attend director’s education sessions.

The Board received a briefing from the Special Committee created to review historical stock option grants practices and related issues, and its outside counsel, William R. McLucas of the law firm of Wilmer Cutler Pickering Hale & Dorr. Mr. McLucas, the former Director of Enforcement of the Securities and Exchange Commission, was retained by the Committee in early April. The Committee reiterated that Mr. McLucas and his team have been given full authority and access to conduct a comprehensive review with no restrictions. The Committee reported that the review will move forward promptly, but it believes shareholders will understand the need for thoroughness as well as timeliness.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com ) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.
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